October 27, 1999


JetForm Corporation
560 Rochester Street
Ottawa, Ontario
K1S 5K2



Attention:        Mr. Jeff McMullen
                  Chief Financial Officer



Dear Sirs:



Further to our recent discussions, we are pleased to offer the following amendments to the letter agreement dated April 7, 1999 between Royal Bank of Canada and JetForm Corporation (the "Agreement"):



7.       Repayment:

         In sub-paragraph 1, each of the dates September 30, 1999 is amended to November 30, 1999.

         In sub-paragraph 4, the date of June 30, 2000 is amended to February 1, 2001.

8.       Availability:
         Sub-paragraph 1 (a) (ii) is amended with the addition "where such insurance has been formally assigned to the bank".

         Sub-paragraph 4 (a) is deleted and replaced with the following:

          "Borrowings under this segment must not exceed 25% of the aggregate of (all on a consolidated basis):

          - Cash, net of any short term operating loans
          - Cash equivalents
          - Trade accounts receivable falling due within the next twelve months, but excluding amounts 90 days or more past due".

         Sub-paragraph 4 (e) is amended to read February 1, 2001.

20.      Periodic Review
         The date is amended to November 30, 1999.

An extension fee of .15% is payable with respect to Segment (4). The extension fee is non-refundable and will be deemed to have been earned by the Bank upon acceptance of this amendment to compensate for time, effort and expense incurred by the Bank in extending this facility. All other terms of the Agreement remain unchanged.

This amendment expires if not accepted by November 19, 1999 unless extended in writing by the Bank. If this agreement is acceptable, kindly sign and return the attached copy to the attention of the writer.



Yours truly,







We acknowledge and accept the within terms and conditions.

        JETFORM CORPORATION

Per:    ______________________________________________

Per:    ______________________________________________

Date:   ______________________________________________